UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 26, 2023

LIXTE BIOTECHNOLOGY HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

delaware	001-39717	20-2903526
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

680 East Colorado Boulevard, Suite 180

Pasadena California 91101

(Address of principal executive offices)

(631) 830-7092

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act of 1933 (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(e) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	LIXT	The NASDAQ Stock Market, LLC
Warrants to Purchase Common Stock, par value $0.0001 per share	LIXTW	The NASDAQ Stock Market, LLC

Item 1.01	Entry Into a Material Agreement.

On September 23, 2023, Lixte Biotechnology Holdings, Inc. (the “Company”) entered into an Employment Agreement (the “Employment Agreement”) with Bastiaan van der Baan. Pursuant to the Employment Agreement, Mr. van der Baan has been appointed as the Company’s President and Chief Executive Officer and as Vice Chairman of the Board of Directors. The term of the Employment Agreement is for three years, and is automatically renewable for additional one-year periods unless terminated by either party, subject to early termination as described in the Employment Agreement. Under the Employment Agreement, the Company will pay Mr. van der Baan $150,000 annually, which may be increased from time to time at the sole discretion of the Board of Directors. In addition, Mr. van der Baan will be eligible to receive an annual bonus as determined in the sole discretion of the Board of Directors. The Company also has granted Mr. van der Baan options to purchase 250,000 shares of the Company’s common stock at an exercise price of $1.95 per share, which was equal to the closing price of the Company’s common stock on The Nasdaq Stock Market on September 26, 2023. The options are for a term of five years, vesting quarterly over a three-year period commencing on the last day of each calendar quarter commencing October 1, 2023, have cashless exercise provisions, and are subject to acceleration upon the occurrence of certain events, including a sale or change in control of the Company, or a sale, licensing or other disposition of all or substantially all of the assets of the Company.

The foregoing description of the Employment Agreement does not purport to be complete and is subject to, and qualified in its entirety, by the full text of the Employment Agreement, a copy of which is filed hereto as Exhibit 10.1.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

The disclosures set forth in Item 1.01 are incorporated by reference into this Item 5.02.

Mr. van der Baan, age 51, has served as a member of the Company’s Board of Directors since June 17, 2022. Mr. van der Baan has over 20 years of experience in the biotechnology industry, with a key focus on oncology and diagnostics. He has extensive knowhow in the process of managing a compound from clinical development to reimbursement and commercialization, as well as the establishment of partnerships with the pharmaceutical industry, academic collaborators, distributors, insurance companies and governments to successfully launch new oncology products. Mr. van der Baan was the Chief Clinical Officer of Agendia, an oncology molecular diagnostic company, through July 15, 2023. Mr. Van der Baan is an independent director of Tethis S.p.A. in Milan, Italy. Mr. Van der Baan was co-founder of ThromboDx, a liquid biopsy company that was acquired in 2016, Qameleon Therapeutics, a company developing synthetic lethal drug combinations for cancer treatment, and Oncosence, an oncology drug development company using senescence as target for drug development. Mr. van der Baan started his career in 1997 at a specialty chemicals division of Unilever that got acquired by ICI. In 2002, Mr. van der Baan joined Kreatech, a biotechnology company acquired by Leica that specialized in life science reagents for gene expression, DNA and protein analysis. Mr. van der Baan holds a Master’s Degree in Molecular Sciences from the Wageningen University in the Netherlands.

Effective September 26, 2023, the Company appointed John S. Kovach, M.D. as Executive Chairman. Dr. Kovach will no longer act as the Company’s President and Chief Executive Officer, but will continue as the Company’s Chief Scientific Officer. The Employment Agreement for Dr. Kovach, including his compensation arrangement, will continue, except for the change in duties.

Item 8.01.	Other Events.

On September 26, 2023, the Company issued a press release regarding the appointment of Bas van der Baan as President and Chief Executive Officer.

Item 9.01.	Financial Statements and Exhibits.

(d) The Exhibits listed on the accompanying Index to Exhibits are incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 27, 2023	LIXTE BIOTECHNOLOGY HOLDINGS, INC.

	By:	/s/ BASTIAAN VAN DER BAAN
Bastiaan van der Baan
Chief Executive Officer

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INDEX TO EXHIBITS

Exhibit No.	Description

10.1	Employment Agreement as of September 26, 2023 between the Company and Bastiaan van der Baan.

99.1	Press Release regarding the appointment of Bas van der Baan as President and Chief Executive Officer.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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